Exhibit 5.1

2001 Ross Avenue Suite 900 Dallas, Texas 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON london	NEW YORK PALO ALTO RIYADH SAN FRANCISCO Singapore WASHINGTON

September 27, 2024

BKV Corporation
1200 17th Street, Suite 2100
Denver, Colorado 80202

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by BKV Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) 5,000,000 shares (the “2024 Plan Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), issuable in respect of awards granted under the BKV Corporation 2024 Equity and Incentive Compensation Plan (as amended from time to time, the “2024 Plan”), which include shares of Common Stock that may again become available for delivery with respect to awards under the 2024 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2024 Plan and (ii) 500,000 shares (together with the 2024 Plan Shares, the “Shares”) of Common Stock issuable under the BKV Corporation Employee Stock Purchase Plan (as amended from time to time, the “ESPP” and, together with the 2024 Plan, each, a “Plan” and, collectively, the “Plans”), certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Second Amended and Restated Certificate of Incorporation of the Company filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on September 27, 2024 (the “Form 8-K”), (ii) the Second Amended and Restated Bylaws of the Company filed as an exhibit to the Form 8-K, (iii) records of proceedings of the Company’s Board of Directors, including committees thereof, with respect to the filing of the Registration Statement and the issuance of the Shares, (iv) the Plans, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Company, (vi) the Registration Statement and (vii) statutes and other instruments and documents as we have deemed necessary or advisable for the purpose of rendering the opinion hereinafter expressed.

In connection with the opinions hereinafter expressed, we have assumed that (i) the Shares will be issued in the manner stated in the Registration Statement; (ii) the consideration received by the Company for the Shares will not be less than the par value of the Shares; and (iii) at or prior to the time of the delivery of any Shares, the Registration Statement will be effective under the Securities Act.

BKV Corporation	- 2 -	September 27, 2024

In addition, in giving the opinions hereinafter expressed, we have relied, to the extent we deemed proper, without independent investigation, upon certificates, statements and other representations of officers and other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the material factual matters contained therein or covered thereby, and we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof, that such original copies are authentic and complete and that all information submitted to us was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that following due authorization of a particular award as provided in and in accordance with the Plans, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plans and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

The opinions set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, in each case, as in effect on the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.